Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Judith Pryor

WorldSpace, Inc.

301-960-1242

jpryor@worldspace.com

WORLDSPACE® ANNOUNCES FIRST QUARTER 2006 RESULTS

Worldspace Finishes First Quarter with More Than 153,000 Subscribers Worldwide

Adds Over 38,000 New Customers in First Quarter

Quarterly Subscription Revenue Doubles from 2005 First Quarter

SILVER SPRING, MD, May 9, 2006 — Worldspace, Inc. (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today reported its financial and operating results for the first quarter ended March 31, 2006.

Worldspace finished the first quarter of 2006 with 153,437 subscribers. The Company added 38,131 subscribers in the first quarter of 2006, an increase of 109% over the 18,233 subscribers added in same quarter of 2005. In India, the Company had 111,723 subscribers at the end of the first quarter of 2006, up 50% from 74,574 at the end of the fourth quarter of 2005 and a five-fold increase from 21,730 at the end of the first quarter of 2005.

At the end of the first quarter of 2006, Worldspace had rolled out its satellite radio services in ten cities in India – Mumbai, Delhi, Bangalore, Chennai, Hyderabad, Kochi, Pune, Ahmedabad, Chandigarh, and Kolkata, India’s second largest city, which was launched in February 2006. WorldSpace’s market distribution is now available to a population of nearly 63 million, including nearly 35 million people in the three market segments targeted by the Company.

“We are continuing to focus very closely on driving subscriber growth, especially in India, as we expand our services to more cities, ensure the availability of our products at more retailers and upgrade our content and products,” said Noah Samara, chairman and chief executive officer, Worldspace. “We are launching more cities and creating innovative special promotions that are driving strong revenue growth. We are confident that we have taken the necessary steps in terms of management changes, enhanced visibility, expanded marketing alliances and improved products that will enable us both to grow and retain subscribers to our ever-expanding unique and exciting content.”

Separately, Worldspace announced today the appointments of Gregory B. Armstrong and Alexander Brown as co-Chief Operating Officers of the Company. (See separate announcement, “WORLDSPACE Appoints Co-Chief Operating Officers.”)

Worldspace’s First Quarter 2006 highlights

•	Introduced three new programming channels, including Fox Sports Radio, and Ranin and Min Zaman, the latter two targeted to listeners in the Middle East, bringing the total number of channels broadcast on Worldspace’s global system to 223 by the end of the first quarter of 2006;

•	Continued the expansion of distribution and geographic presence in India, reaching approximately 895 retail points of presence in ten cities at the end of the first quarter, covering approximately 35 million people in Worldspace’s target market segment of the India population;

•	Expanded marketing alliances with Planet M and Music World, leading music retailers in India, as well as distribution alliances with Barista and Café Coffee Day, leading coffee chains;

•	Signed Indian music impresario AR Rahman as a brand ambassador in India;

•	Obtained license approval from the Federal Communications Commission for the launch of our spare satellite, which will expand the company’s broadcast capabilities to Europe and Africa;

•	Named Shishir Lall as Managing Director of India;

•	Appointed Stephen Horn as Chief Marketing Officer and Stephen Shenefield as Senior Vice President for Receiver Development.

Revenue Growth Continues

For the first quarter of 2006, Worldspace reported revenues of approximately $3.5 million, representing a 35% increase compared with revenues of approximately $2.6 million for the first quarter of 2005. Subscription revenue doubled to approximately $1.6 million for the first quarter of 2006 compared with subscription revenue of approximately $0.8 million for the first quarter of 2005.

Net Loss Narrowed Sequentially

Worldspace recorded a net loss for the first quarter of 2006 of $29.2 million, or $0.79 per share, compared with a net loss of $9.2 million, or $0.40 per share for the first quarter of 2005. Sequentially, the net loss improved from the fourth quarter 2005 results of $33.2 million, or $0.90 per share. Worldspace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $31.2 million for the first quarter of 2006, compared with EBITDA of $1.5 million for the first quarter of 2005, and an EBITDA loss of $44.9 million in the fourth quarter of 2005.

CPGA and SAC Decline Sequentially

Cost Per Gross Addition (CPGA) and Subscriber Acquisition Costs (SAC) continued to trend lower for the first quarter 2006, as compared to the CPGA and SAC for the previous quarter. The reduction in CPGA was primarily driven by efficient use of discretionary media and advertising dollars. Worldspace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC includes negative margins from equipment sales.

	Three Months ended
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
SAC	$41	$43	$4
SAC (India)	42	43	10
SAC (ROW)	0	39	0
CPGA	$135	$172	$80
CPGA (India)	$128	$154	$120
CPGA (ROW)	$202	$432	$41
CPGA expense (in millions)	$6.3	$9.6	$0.7
CPGA expense (India)	5.7	8.0	0.5
CPGA expense (ROW)	0.6	1.6	0.2

Conference Call

Worldspace plans to hold a conference call to discuss these results on Tuesday, May 9, 2006, at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-800-561-2693, using passcode 51357494; internationally, the call may be accessed by dialing 1-617-614-3523 using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About Worldspace, Inc.

WORLDSPACE® (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio, NDTV and RFI. WORLDSPACE’s satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage area. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

# # #

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATIONS:

	Three Months ended March 31,
	2006	2005
	(Unaudited, in thousands)
Revenue
Subscription revenue	$1,602	$797
Equipment revenue	1,076	418
Other revenue	802	1,340

Total Revenue	3,480	2,555
Operating Expenses
Satellite and transmission, programming and other	7,081	3,841
Cost of equipment	3,156	369
Research and development	654	22
Selling and marketing	6,387	1,434
General and administrative	13,911	8,798
Stock-based compensation	3,123	711
Depreciation and amortization	14,746	14,703

Total Operating Expenses	49,058	29,878

Loss from Operations	(45,578)	(27,323)
Other Income (Expense)
Gain on extinguishment of debt	—	14,130
Interest income	2,946	688
Interest expense	(2,299)	(2,855)
Other	(370)	(26)

Total Other Income	277	11,937

Loss Before Income Taxes	(45,301)	(15,386)
Income Tax Benefit	16,107	6,138

Net Loss	$(29,194)	$(9,248)

	Three Months ended March 31,
	2006	2005
	(Unaudited)
PER SHARE DATA—Basic and diluted:
Net loss per share	$(0.79)	$(0.40)

Weighted Average Number of Shares Outstanding	36,928,965	23,211,317

	Three months ended March 31,
	2006		2005
Net Subscriber Additions	38,131		18,233
India	37,149		13,395
Rest of world (ROW)	982		4,838
Total EOP Subs	153,437		52,503
India	111,723		21,730
ROW	41,714		30,773
ARPU (1)	$3.93		$5.66
ARPU (India)	3.06		2.59
ARPU (ROW)	5.90		7.65
SAC (2)	$41		$4
SAC (India)	42		10
SAC (ROW)	0	*	0	*
CPGA (3)	$135		$80
CPGA (India)	128		120
CPGA (ROW)	202		41
EBITDA (4)	$(31,202)		$1,484

SELECTED BALANCE SHEET DATA:

	Three months ended March 31,
	2006	2005
	(Unaudited, in thousands)
Cash and cash equivalents	$47,127	$36,925
Restricted cash and marketable securities	207,272	243,636
Satellites and related systems, net	384,526	397,463
Total assets	682,205	724,487
Total debt (including current portion)	155,000	155,000
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,198,549	2,216,940
Total shareholders’ deficit	(1,516,344)	(1,492,453)

EBITDA reconciliation (4):

	Three months ended March 31,
	2006	2005
	(Unaudited, in thousands)
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(29,194)	$(9,248)
Addback non-EBITDA items included in net loss:
Interest income	(2,946)	(688)
Interest expense	2,299	2,855
Depreciation & amortization	14,746	14,703
Deferred income taxes benefit	(16,107)	(6,138)

EBITDA	$(31,202)	$1,484

Notes:

(1)	Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

(2)	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.

(3)	Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

(4)	“EBITDA” refers to net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by WorldSpace’s management to measure the operating performance of the business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles and should not be considered as an alternative to those measurements as an indicator of our performance.